Exhibit 99.1

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
Vice President, External Affairs	Senior Vice President, Finance and Treasurer
713-830-8809	713-830-8777
brett.kerr@calpine.com	bryan.kimzey@calpine.com

CALPINE REPORTS FULL YEAR 2019 RESULTS

Summary 2019 Financial Results (in millions):

	Year Ended December 31,
	2019	2018	% Change

Operating Revenues	$10,072	$9,512	5.9%
Income from operations	$1,592	$762	108.9%
Cash provided by operating activities	$1,556	$1,101	41.3%
Net Income[1]	$770	$10	NM
Commodity Margin[2]	$3,314	$3,033	9.3%
Adjusted Unlevered Free Cash Flow[2]	$1,759	$1,634	7.6%
Adjusted Free Cash Flow[2]	$1,133	$976	16.1%
________

[1]	Reported as Net Income attributable to Calpine on our Consolidated Statements of Operations.

[2]	Non-GAAP financial measure, see “Regulation G Reconciliations” for further details.
(HOUSTON, Texas) February 25, 2020 – Calpine Corporation today reported Net Income1 of $770 million for the year ended December 31, 2019, compared to Net Income of $10 million in the prior year. The year-over-year increase in Net Income was primarily due to an increase in Commodity Margin2 in our Texas and West segments and an increase in non-cash, mark-to-market earnings on our commodity hedge position for the year ended December 31, 2019 compared to 2018. Cash provided by operating activities for 2019 was $1,556 million compared to $1,101 million in the prior year. The increase in Cash provided by operating activities was primarily due to an increase in Commodity Margin,2 as previously discussed, as well as a decrease in working capital employed resulting from a year-over-year net decrease in energy margin posting requirements and a change in environmental products balances.

Calpine Reports Full Year 2019 Results
February 25, 2020

REGIONAL SEGMENT REVIEW OF RESULTS

Table 1: Commodity Margin by Segment (in millions)

	Year Ended December 31,
	2019	2018	Variance
West	$1,151	$1,060	$91
Texas	857	646	211
East	924	970	(46)
Retail	382	357	25
Total	$3,314	$3,033	$281

West

Commodity Margin in our West segment increased by $91 million in 2019 compared to the prior year. Primary drivers were:

+	higher resource adequacy revenues and

+	higher contribution from hedging activities, partially offset by

–	lower revenue from reliability must run contracts and

–	lower generation at our Geysers Assets resulting from a third-party transmission outage associated with a wildfire.

Texas

Commodity Margin in our Texas segment increased by $211 million in 2019 compared to the prior year. Primary drivers were:

+	higher market spark spreads during August and September 2019, partially offset by

–	higher revenue in the first quarter of 2018 associated with the sale of environmental credits with no similar activity in the current year.

East

Commodity Margin in our East segment decreased by $46 million in 2019 compared to the prior year. Primary drivers were:

–	lower regulatory capacity revenue in PJM and ISO-NE,

–	the sale of our Garrison and RockGen Energy Centers on July 10, 2019, and

–	a gain associated with the cancellation of a PPA recorded during the first quarter of 2018 with no similar activity in 2019, partially offset by

+	higher contribution from hedging activities, and

+	the commencement of commercial operations at our York 2 Energy Center in March 2019.

Retail

Commodity Margin in our Retail segment increased by $25 million in 2019 compared to the prior year. Primary drivers were:

+	increased contribution from gas supply hedging activity associated with our retail gas business and

+	lower costs.

Calpine Reports Full Year 2019 Results
February 25, 2020

LIQUIDITY, CASH FLOW AND CAPITAL RESOURCES

Table 2: Liquidity (in millions)

	December 31, 2019	December 31, 2018
Cash and cash equivalents, corporate(1)	$1,072	$141
Cash and cash equivalents, non-corporate	59	64
Total cash and cash equivalents	1,131	205
Restricted cash	345	201
Corporate Revolving Facility availability(2)	1,392	966
CDHI revolving facility availability(3)	1	49
Other facilities availability(4)	3	7
Total current liquidity availability(5)	$2,872	$1,428
____________

(1)
Our ability to use corporate cash and cash equivalents is unrestricted. On January 21, 2020, we used the remaining cash on hand from the issuance of our 2028 First Lien Notes and 2028 Senior Unsecured Notes to redeem the remaining approximately $1,052 million aggregate principal amount of our 2022 and 2024 First Lien Notes and 2023 Senior Unsecured Notes.

(2)
Our ability to use availability under our Corporate Revolving Facility is unrestricted. On April 5, 2019, we amended our Corporate Revolving Facility to increase the capacity by approximately $330 million from $1.69 billion to approximately $2.02 billion. On August 12, 2019, we amended our Corporate Revolving Facility to extend the maturity of $150 million in revolving commitments from June 27, 2020 to March 8, 2023, and to reduce the commitments outstanding by $20 million to approximately $2.0 billion. The entire Corporate Revolving Facility matures on March 8, 2023.

(3)
Our CDHI revolving facility is restricted to support certain obligations under PPAs and power transmission and natural gas transportation agreements as well as fund the construction of our Washington Parish Energy Center. Pursuant to the terms and conditions of the CDHI credit agreement, the capacity under the CDHI revolving facility was reduced to $125 million on June 28, 2019. The decrease in capacity did not have a material effect on our liquidity as alternative sources of liquidity are available to us.

(4)	We have three unsecured letter of credit facilities with two third-party financial institutions totaling approximately $300 million at December 31, 2019.

(5)	Includes $127 million and $52 million of margin deposits posted with us by our counterparties at December 31, 2019 and 2018, respectively.

Liquidity was approximately $2.9 billion as of December 31, 2019. Cash, cash equivalents and restricted cash increased by $1.1 billion for the year ended December 31, 2019, largely due to cash provided by operating activities and proceeds from the issuance of our 2028 First Lien Notes and 2028 Senior Unsecured Notes in December 2019. These proceeds were utilized to redeem the remaining $1.1 billion aggregate principal amount of our 2022 and 2024 First Lien Notes and our 2023 Senior Unsecured Notes on January 21, 2020, as further discussed below. This increase was partially offset by distribution payments made to our parent, CPN Management, LP, in 2019, without comparable distributions in the prior year, as well as by increased capital expenditures on construction and growth projects.

Table 3: Cash Flow Activities (in millions)

	Year Ended December 31,
	2019	2018
Beginning cash, cash equivalents and restricted cash	$406	$443
Net cash provided by (used in):
Operating activities	1,556	1,101
Investing activities	(258)	(392)
Financing activities	(228)	(746)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,070	(37)
Ending cash, cash equivalents and restricted cash	$1,476	$406

Cash provided by operating activities in 2019 was $1,556 million compared to $1,101 million in the previous year. The year-over-year increase was primarily due to higher income from operations, adjusted for non-cash items, that resulted largely from an increase in Commodity Margin, as previously discussed, and a decrease in working capital employed resulting from a year-over-year net decrease in energy margin posting requirements and a change in environmental products balances.

Calpine Reports Full Year 2019 Results
February 25, 2020

Cash used in investing activities was $258 million during 2019 compared to $392 million in the prior year. The decrease primarily related to the receipt of proceeds from the sale of our Garrison and RockGen Energy Centers during the third quarter of 2019, partially offset by an increase in capital expenditures associated with construction and growth projects in the year ended December 31, 2019, compared to 2018.

Cash used in financing activities was $228 million during 2019 compared to $746 million in the prior year. The decrease was primarily related to net debt refinancing activity in the year ended December 31, 2019, compared to 2018 partially offset by distribution payments made to our parent, CPN Management, LP, in 2019, without comparable distributions in the prior year.
Portfolio Management
On March 17, 2019, our York 2 Energy Center commenced commercial operations, bringing online approximately 828 MW of combined cycle, natural gas-fired capacity with dual-fuel capability.
On July 10, 2019, we, through our indirect, wholly owned subsidiaries Calpine Holdings, LLC and Calpine Northbrook Project Holdings, LLC, completed the sale of 100% of our ownership interests in Garrison Energy Center LLC (“Garrison”) and RockGen Energy LLC (“RockGen”) to Cobalt Power, L.L.C. for approximately $360 million, subject to certain immaterial working capital adjustments and the execution of financial commodity contracts. Upon closing, we recognized a liability of $52 million for the fair value of the financial commodity contracts on our Consolidated Balance Sheet, and the related proceeds are reflected within the financing section on our Consolidated Statement of Cash Flows. Garrison owns the Garrison Energy Center, a 309 MW natural gas-fired, combined-cycle power plant located in Dover, Delaware, and RockGen owns the RockGen Energy Center, a 503 MW natural gas-fired, simple-cycle power plant located in Christiana, Wisconsin. We recorded an immaterial gain on the sale during the third quarter of 2019 and an impairment loss of $55 million for the year ended December 31, 2019, to adjust the carrying value of the assets to reflect fair value less cost to sell.
On November 20, 2019, we sold our 50% interest in Whitby Cogeneration (comprising 25 MW) to a third party and recorded a gain on sale of assets, net of approximately $5 million.
On January 28, 2020, we completed the acquisition of the 25% noncontrolling interest of Russell City Energy Company, LLC, from a third party for approximately $49 million. Subsequent to the acquisition, we will reflect 100% of the results of our 619 MW Russell City Energy Center in our earnings.
Capital Allocation
On July 18, 2019, our board of directors approved a special cash dividend of $400 million paid to our parent, CPN Management, LP, which was funded with the proceeds from the sale of the Garrison and RockGen Energy Centers, along with cash on hand. On November 20, 2019, we funded an additional cash dividend of $750 million to our parent, CPN Management, LP.
Balance Sheet Management
During the fourth quarter of 2019, we repurchased $112 million in aggregate principal amount of our Senior Unsecured Notes for $114 million. Since the fourth quarter of 2018, we have cumulatively repurchased $550 million in aggregate principal amount of our Senior Unsecured Notes for $513 million.
On December 27, 2019, we issued $1.4 billion in aggregate principal amount of 5.125% senior unsecured notes due 2028 in a private placement. Our 2028 Senior Unsecured Notes bear interest at 5.125% per annum, with interest payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2020. The 2028 Senior Unsecured Notes were issued at par, mature on March 15, 2028, and contain substantially similar covenants, qualifications, exceptions and limitations as our 2023 Senior Unsecured Notes, 2024 Senior Unsecured Notes and 2025 Senior Unsecured Notes. We recorded approximately $13 million in debt issuance costs during the fourth quarter of 2019 related to the issuance of our 2028 Senior Unsecured Notes. On December 27, 2019, we used the

Calpine Reports Full Year 2019 Results
February 25, 2020

proceeds from the issuance of our 2028 Senior Unsecured Notes to redeem approximately $613 million of aggregate principal amount of our 2023 Senior Unsecured Notes, plus accrued and unpaid interest. In connection with the redemption during the fourth quarter of 2019, we recorded approximately $24 million in loss on extinguishment of debt, which includes approximately $18 million of prepayment premiums and approximately $6 million associated with the write-off of unamortized debt issuance costs. Additionally, on January 21, 2020, we redeemed the remaining $623 million in aggregate principal amount of our 2023 Senior Unsecured Notes, using the proceeds from the issuance of our 2028 Senior Unsecured Notes, which were included in cash and cash equivalents on our Consolidated Balance Sheet at December 31, 2019.
On December 20, 2019, we issued $1.25 billion in aggregate principal amount of 4.50% senior secured notes due 2028 in a private placement. Our 2028 First Lien Notes bear interest at 4.50% payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2020. Our 2028 First Lien Notes mature on February 15, 2028 and contain substantially similar covenants, qualifications, exceptions and limitations as our First Lien Notes. We recorded approximately $16 million in debt issuance costs during the fourth quarter of 2019 related to the issuance of our 2028 First Lien Notes. On December 20, 2019, we used the proceeds from the issuance of our 2028 First Lien Notes to redeem approximately $505 million and $306 million of aggregate principal amount of our 2022 First Lien Notes and 2024 First Lien Notes, respectively, plus accrued and unpaid interest. In connection with the redemption during the fourth quarter of 2019, we recorded approximately $20 million in loss on extinguishment of debt, including approximately $12 million of prepayment premiums and approximately $8 million associated with the write-off of unamortized discount and debt issuance costs. Additionally, on January 21, 2020, we redeemed the remaining $245 million and $184 million in aggregate principal amount of our 2022 First Lien Notes and 2024 First Lien Notes, respectively, using the proceeds from the issuance of our 2028 First Lien Notes, which were included in cash and cash equivalents on our Consolidated Balance Sheet at December 31, 2019.
PG&E Bankruptcy
On January 29, 2019, PG&E and PG&E Corporation each filed voluntary petitions for relief under Chapter 11. We currently have several power plants that provide energy and energy-related products to PG&E under PPAs, many of which have PG&E collateral posting requirements. Since the bankruptcy filing, we have received all material payments under the PPAs, either directly or through the application of collateral. We also currently have numerous other agreements with PG&E related to the operation of our power plants in Northern California, under which PG&E has continued to provide service since its bankruptcy filing. We cannot predict the ultimate outcome of this matter and continue to monitor the bankruptcy proceedings.

ABOUT CALPINE

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets.  Our fleet of 77 power plants in operation or under construction represents over 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.

Calpine Reports Full Year 2019 Results
February 25, 2020

FORWARD-LOOKING INFORMATION

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements may appear throughout this release. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to:

•
Financial results that may be volatile and may not reflect historical trends due to, among other things, seasonality of demand, fluctuations in prices for commodities such as natural gas and power, changes in U.S. macroeconomic conditions, fluctuations in liquidity and volatility in the energy commodities markets and our ability and the extent to which we hedge risks;

•
Laws, regulations and market rules in the wholesale and retail markets in which we participate and our ability to effectively respond to changes in laws, regulations or market rules or the interpretation thereof including those related to the environment, derivative transactions and market design in the regions in which we operate;

•
Our ability to manage our liquidity needs, access the capital markets when necessary and comply with covenants under our Senior Unsecured Notes, First Lien Term Loans, First Lien Notes, Corporate Revolving Facility, CCFC Term Loan and other existing financing obligations;

•	Risks associated with the operation, construction and development of power plants, including unscheduled outages or delays and plant efficiencies;

•
Risks related to our geothermal resources, including the adequacy of our steam reserves, unusual or unexpected steam field well and pipeline maintenance requirements, variables associated with the injection of water to the steam reservoir and potential regulations or other requirements related to seismicity concerns that may delay or increase the cost of developing or operating geothermal resources;

•
Extensive competition in our wholesale and retail business, including from renewable sources of power, interference by states in competitive power markets through subsidies or similar support for new or existing power plants, lower prices and other incentives offered by retail competitors, and other risks associated with marketing and selling power in the evolving energy markets;

•
Structural changes in the supply and demand of power resulting from the development of new fuels or technologies and demand-side management tools (such as distributed generation, power storage and other technologies);

•	The expiration or early termination of our PPAs and the related results on revenues;

•	Future capacity revenue may not occur at expected levels;

•
Natural disasters, such as hurricanes, earthquakes, droughts and floods, acts of terrorism, cyber attacks or wildfires that may affect our power plants or the markets our power plants or retail operations serve and our corporate offices;

•	Disruptions in or limitations on the transportation of natural gas or fuel oil and the transmission of power;

•	Our ability to manage our counterparty and customer exposure and credit risk, including our commodity positions or if a significant customer were to seek bankruptcy protection under Chapter 11;

•	Our ability to attract, motivate and retain key employees;

•	Present and possible future claims, litigation and enforcement actions that may arise from noncompliance with market rules promulgated by the SEC, CFTC, FERC and other regulatory bodies; and

•	Other risks identified in this press release and in reports filed by us with the SEC.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Calpine Reports Full Year 2019 Results
February 25, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2019	2018
	(in millions)
Operating revenues:
Commodity revenue	$9,437	$9,865
Mark-to-market gain (loss)	618	(373)
Other revenue	17	20
Operating revenues	10,072	9,512
Operating expenses:
Fuel and purchased energy expense:
Commodity expense	6,164	6,914
Mark-to-market (gain) loss	340	(165)
Fuel and purchased energy expense	6,504	6,749
Operating and maintenance expense	1,001	1,020
Depreciation and amortization expense	694	739
General and other administrative expense	150	158
Other operating expenses	79	98
Total operating expenses	8,428	8,764
Impairment losses	84	10
(Gain) on sale of assets, net	(10)	—
(Income) from unconsolidated subsidiaries	(22)	(24)
Income from operations	1,592	762
Interest expense	609	617
(Gain) loss on extinguishment of debt	58	(28)
Other (income) expense, net	37	81
Income before income taxes	888	92
Income tax expense	98	64
Net income	790	28
Net income attributable to the noncontrolling interest	(20)	(18)
Net income attributable to Calpine	$770	$10

Calpine Reports Full Year 2019 Results
February 25, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2019 and 2018

	2019	2018
	(in millions, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,131	$205
Accounts receivable, net of allowance of $9 and $9	757	1,022
Inventories	543	525
Margin deposits and other prepaid expense	367	315
Restricted cash, current	299	167
Derivative assets, current	156	142
Other current assets	49	43
Total current assets	3,302	2,419
Property, plant and equipment, net	11,963	12,442
Restricted cash, net of current portion	46	34
Investments in unconsolidated subsidiaries	70	76
Long-term derivative assets	246	160
Goodwill	242	242
Intangible assets, net	340	412
Other assets	440	277
Total assets	$16,649	$16,062
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$714	$958
Accrued interest payable	61	96
Debt, current portion	1,268	637
Derivative liabilities, current	225	303
Other current liabilities	657	489
Total current liabilities	2,925	2,483
Debt, net of current portion	10,438	10,148
Long-term derivative liabilities	63	140
Other long-term liabilities	565	235
Total liabilities	13,991	13,006

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; authorized 5,000 and 5,000 shares, respectively, 105.2 and 105.2 shares issued, respectively, and 105.2 and 105.2 shares outstanding, respectively	—	—
Additional paid-in capital	9,584	9,582
Accumulated deficit	(6,923)	(6,542)
Accumulated other comprehensive loss	(114)	(77)
Total Calpine stockholders’ equity	2,547	2,963
Noncontrolling interest	111	93
Total stockholders’ equity	2,658	3,056
Total liabilities and stockholders’ equity	$16,649	$16,062

Calpine Reports Full Year 2019 Results
February 25, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2019 and 2018

	2019	2018
	(in millions)
Cash flows from operating activities:
Net income	$790	$28
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization(1)	781	848
(Gain) loss on extinguishment of debt	22	(32)
Deferred income taxes	95	47
Impairment losses	84	10
(Gain) on sale of assets, net	(10)	—
Mark-to-market activity, net	(275)	205
(Income) from unconsolidated subsidiaries	(22)	(24)
Return on investments from unconsolidated subsidiaries	21	35
Stock-based compensation expense	—	57
Other	3	29
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	265	(101)
Accounts payable	(271)	164
Margin deposits and other prepaid expense	(57)	(134)
Other assets and liabilities, net	144	(82)
Derivative instruments, net	(14)	51
Net cash provided by operating activities	$1,556	$1,101
Cash flows from investing activities:
Purchases of property, plant and equipment	$(584)	$(415)
Proceeds from sale of power plants and other	322	11
Return of investment from unconsolidated subsidiaries	5	18
Other	(1)	(6)
Net cash used in investing activities	$(258)	$(392)
Cash flows from financing activities:
Borrowings under First Lien Term Loans	$1,687	$—
Repayments of CCFC Term Loan and First Lien Term Loans	(1,507)	(41)
Borrowings under First Lien Notes	1,250	—
Repayments of First Lien Notes	(811)	—
Borrowings under Senior Unsecured Notes	1,400	—
Repayments of Senior Unsecured Notes	(768)	(355)
Borrowings under revolving facilities	342	525
Repayments of revolving facilities	(250)	(495)
Borrowings from project financing, notes payable and other	—	220
Repayments of project financing, notes payable and other	(404)	(470)
Financing costs	(67)	(18)
Stock repurchases	—	(79)
Dividends paid(2)	(1,151)	(20)
Other	51	(13)
Net cash used in financing activities	$(228)	$(746)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,070	(37)
Cash, cash equivalents and restricted cash, beginning of period	406	443
Cash, cash equivalents and restricted cash, end of period(3)	$1,476	$406

Cash paid during the period for:
Interest, net of amounts capitalized	$598	$587
Income taxes	$11	$23

(Table continues)

Calpine Reports Full Year 2019 Results
February 25, 2020

CALPINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	2019	2018
	(in millions)
Supplemental disclosure of non-cash investing activities:
Change in capital expenditures included in accounts payable	$13	$19
Plant tax settlement offset in prepaid assets	$(4)	$—
Asset retirement obligation adjustment offset in operating activities	$(10)	$—
__________

(1)
Includes amortization included in Commodity revenue and Commodity expense associated with intangible assets and amortization recorded in interest expense associated with debt issuance costs and discounts.

(2)
Dividends paid during the years ended December 31, 2019 and 2018, includes approximately $1 million and $20 million, respectively, in certain Merger-related costs incurred by CPN Management, LP, our parent.

(3)	Our cash and cash equivalents, restricted cash, current and restricted cash, net of current portion are stated as separate line items on our Consolidated Balance Sheets.

Calpine Reports Full Year 2019 Results
February 25, 2020

REGULATION G RECONCILIATIONS

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying earnings release contains non-GAAP financial measures. Commodity Margin, Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are non-GAAP financial measures that we use as measures of our performance and liquidity. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and liquidity, and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Commodity Margin includes revenues recognized on our wholesale and retail power sales activity, electric capacity sales, renewable energy credit sales, steam sales, realized settlements associated with our marketing, hedging, optimization and trading activity less costs from our fuel and purchased energy expenses, commodity transmission and transportation expenses, environmental compliance expenses and ancillary retail expense. We believe that Commodity Margin is a useful tool for assessing the performance of our core operations and is a key operational measure of profit reviewed by our chief operating decision maker. Commodity Margin is not a measure calculated in accordance with U.S. GAAP and should be viewed as a supplement to and not a substitute for our results of operations presented in accordance with U.S. GAAP. Commodity Margin does not intend to represent income (loss) from operations, the most comparable U.S. GAAP measure, as an indicator of operating performance and is not necessarily comparable to similarly titled measures reported by other companies.

Adjusted Free Cash Flow represents cash flows from operating activities including the effects of capitalized maintenance expenditures, adjustments to reflect the Adjusted Free Cash Flow from unconsolidated investments and to exclude the noncontrolling interest and other miscellaneous adjustments such as the effect of changes in working capital. Adjusted Unlevered Free Cash Flow is calculated on the same basis as Adjusted Free Cash Flow but excludes the effect of cash interest, net, and operating lease payments, thus capturing the performance of our business independent of its capital structure. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are presented because we believe they are useful measures of liquidity to assist in comparing financial results from period to period on a consistent basis and to readily view operating trends, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and in communications with our board of directors, owners, creditors, analysts and investors concerning our financial results. Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow are liquidity measures and are not intended to represent cash flows from operations, the most directly comparable U.S. GAAP measure, and are not necessarily comparable to similarly titled measures reported by other companies.

Calpine Reports Full Year 2019 Results
February 25, 2020

Adjusted Unlevered Free Cash Flow Reconciliation

In the following table, we have reconciled our cash flows from operating activities to our Adjusted Free Cash Flow and Adjusted Unlevered Free Cash Flow for the years ended December 31, 2019 and 2018 (in millions).

	Years Ended December 31,
	2019	2018
Net cash provided by operating activities	$1,556	$1,101
Add:
Capital maintenance expenditures(1)	(399)	(319)
Tax differences	(7)	4
Adjustments to reflect Adjusted Free Cash Flow from unconsolidated investments and exclude the non-controlling interest	(27)	(32)
Capitalized corporate interest	(12)	(29)
Changes in working capital	(67)	102
Amortization of acquired derivative contracts	26	25
Other(2)	63	124
Adjusted Free Cash Flow	$1,133	$976
Add:
Cash interest, net(3)	602	632
Operating lease payments	24	26
Adjusted Unlevered Free Cash Flow	$1,759	$1,634

Net cash used in investing activities	$(258)	$(392)
Net cash used in financing activities	$(228)	$(746)

Supplemental disclosure of cash activities:
Major maintenance expense and capital maintenance expenditures(4)	$522	$432
Cash taxes	$10	$13
Other	$—	$(2)
_________

(1)	Capital maintenance expenditures exclude major construction and development projects.

(2)	Other primarily represents miscellaneous items excluded from Adjusted Free Cash Flow that are included in cash flow from operations.

(3)	Includes commitment, letter of credit and other bank fees from both consolidated and unconsolidated investments, net of interest income.

(4)
Includes $123 million and $113 million in major maintenance expenditures for the years ended December 31, 2019 and 2018, respectively, and $399 million and $319 million in capital maintenance expenditures for the years ended December 31, 2019 and 2018, respectively.

Calpine Reports Full Year 2019 Results
February 25, 2020

Commodity Margin Reconciliation

The following tables reconcile income (loss) from operations to Commodity Margin for the years ended December 31, 2019 and 2018 (in millions):

	Year Ended December 31, 2019
	Wholesale
					Consolidation
					And
	West	Texas	East	Retail	Elimination	Total
Income from operations	$714	$474	$373	$31	$—	$1,592
Add:
Operating and maintenance expense	340	269	278	148	(34)	1,001
Depreciation and amortization expense	254	196	191	53	—	694
General and other administrative expense	35	53	45	17	—	150
Other operating expenses	31	6	42	—	—	79
Impairment losses	—	13	71	—	—	84
(Gain) on sale of assets, net	(4)	—	(6)	—	—	(10)
(Income) from unconsolidated subsidiaries	—	—	(24)	2	—	(22)
Less: Mark-to-market commodity activity, net and other(1)	219	154	46	(131)	(34)	254
Commodity Margin	$1,151	$857	$924	$382	$—	$3,314

	Year Ended December 31, 2018
	Wholesale
					Consolidation
					And
	West	Texas	East	Retail	Elimination	Total
Income (loss) from operations	$196	$(145)	$507	$204	$—	$762
Add:
Operating and maintenance expense	348	272	269	163	(32)	1,020
Depreciation and amortization expense	269	237	180	53	—	739
General and other administrative expense	40	61	38	19	—	158
Other operating expenses	42	24	32	—	—	98
Impairment losses	—	—	10	—	—	10
(Income) from unconsolidated subsidiaries	—	—	(26)	2	—	(24)
Less: Mark-to-market commodity activity, net and other(1)	(165)	(197)	40	84	(32)	(270)
Commodity Margin	$1,060	$646	$970	$357	$—	$3,033
_________

(1)	Includes $1 million and nil of lease levelization and $78 million and $104 million of amortization expense for the years ended December 31, 2019, and 2018, respectively.

Calpine Reports Full Year 2019 Results
February 25, 2020

OPERATING PERFORMANCE METRICS
The table below shows the operating performance metrics on a consolidated basis and by regional segment for our wholesale business for the periods presented:

	Years Ended December 31,
	2019	2018
Total MWh generated (in thousands)(1)(2)	100,845	95,732
West	26,948	25,247
Texas	46,372	44,661
East	27,525	25,824

Average availability(2)	86.7%	87.6%
West	87.5%	88.5%
Texas	84.1%	88.8%
East	88.6%	85.5%

Average capacity factor, excluding peakers	50.0%	46.9%
West	44.3%	41.4%
Texas	59.8%	57.6%
East	43.2%	42.5%

Steam adjusted heat rate (Btu/kWh)(2)	7,326	7,353
West	7,364	7,347
Texas	7,156	7,152
East	7,592	7,708
________

(1)	Excludes generation from unconsolidated power plants and power plants owned but not operated by us.

(2)	Generation, average availability and steam adjusted heat rate exclude power plants and units that are inactive.